EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS):
(In thousands, except number of days and per share data)

   (A) Computation of the weighted average number of shares of common stock outstanding for the periods indicated:

              QUARTERS ENDED JANUARY 2, 2003 AND JANUARY 3, 2002

                                                                              WEIGHTED
                             SHARES OF    NUMBER OF DAYS    NUMBER OF     NUMBER OF SHARES
                           COMMON STOCK    OUTSTANDING      SHARE DAYS      OUTSTANDING
                           ------------   --------------    ----------    ----------------
Quarter Ended January 2, 2003
-----------------------------
October 1 - January 2          7,129            94            670,166
Shares Issued                     10         Various              180
                               -----                          -------
                               7,139                          670,346          7,131
                               =====                          =======          =====

Quarter Ended January 3, 2002
-----------------------------
October 1 - January 3          7,065            95            671,157
Shares Issued                     16         Various              523
                               -----                          -------
                               7,081                          671,680          7,070
                               =====                          =======          =====

   (B)  Computation of Earnings (Loss) Per Share:

         Computation of earnings (loss) per share is net earnings (loss)
         divided by the weighted average number of shares of common stock outstanding for the periods indicated:
                                         QUARTER ENDED
                                  January 2,      January 3,
                                     2003            2002
                                  ----------      ----------
Basic:
 Weighted average number of shares
  of common stock outstanding        7,131          7,070
                                    ------         ------
 Net earnings (loss)               ($  422)        $  110
                                    ------         ------
 Net earnings (loss) per share     ($ 0.06)        $ 0.02
                                    ======         ======

Assuming dilution:
 Weighted average number of shares
  of common stock outstanding        7,131          7,070
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive                0            119
                                    ------         ------
 Total                               7,131          7,189
                                    ------         ------
 Net earnings (loss)               ($  422)        $  110
                                    ------         ------
 Net earnings (loss) per share     ($ 0.06)        $ 0.02
                                    ======         ======